                                   Appraisal Report


                                    "DELTA GREENS"
                               RESIDENTIAL SUBDIVISION
                               (534-Lot Tentative Map)
                               Sacramento, Califorinia














                                 DAVID E. LANE, INC.
                         Real Estate Appraisers & Counselors

                                  APPRAISAL REPORT




                                         OF




                                    "DELTA GREENS"
                               RESIDENTIAL SUBDIVISION
                                534-LOT TENTATIVE MAP
                                SACRAMENTO,CALIFORNIA






                                         FOR


                          NATIONAL INVESTORS FINANCIAL, INC.




                                        AS OF



                                     MAY 9, 1997
                                          &
                                    MARCH 3, 1993


                                 David E. Lane, Inc.
                                Real Estate Appraisers

                                     [Letterhead]



David G. Lasker, President
National Investors Financial, Inc.
4675 MacArthur Court, Suite 1240
Newport Beach, CA 92660


Dear Mr. Lasker:

We have made an investigation and analysis relative to estimating the market values of a 121.4-acre parcel of unimproved residential land with an approved tentative map for 534 single-family residential lots, indentified herein as "Delta Greens", and located in Sacramento, Califorinia.

It is our opinion that the as-is market values of the property, subject to the LIMITING CONDITIONS AND SPECIAL ASSUMPTIONS of this report, as of May 9, 1997 and March 3, 1993 dates of value are, respectively.

                           TWO MILLION DOLLARS ($2,000,000)
                                         and
               THREE MILLION SEVENTY-FIVE THOUSAND DOLLARS ($3,075,000)

This is a "Complete Appraisal". You will find the data and reasoning for these conclusions on the pages following of this "Self-Contained Appraisal Report".

Thank you for the opportunity of making this appraisal.

Respectfully submitted,

DAVID E. LANE, INC.

/s/Michael E. Vogt,                                 /s/David E. Lane
--------------------------------------              -----------------------------
MICHAEL E. VOGT, SRPA                               DAVID E. LANE, MAI
Certified General Real Estate Appraiser             Certified General Real Estate Appraiser
California Certificate No. AG009632                 California Cerificate No.AG003106


                                  TABLE OF CONTENTS

                                     GENERAL DATA

              PURPOSE OF APPRAISAL                         1
              INTENDED USE OF REPORT                       1
              DATES OF VALUE                               1
              SCOPE OF APPRAISAL                           1
              DEFINITION OF VALUE                          3
              MARKETING TIME                               4
              GENERAL LIMITING CONDITIONS                  5
              SPECIAL ASSUMPTIONS                          6
              LOCATION MAP                                 facing
              IDENTIFICATION OF PROPERTY                   7
              COMMUNITY MAP                                facing
              COMMUNITY DESCRIPTION                        8
              RESIDENTIAL MARDET OVERVIEW                 12



                                    PROPERTY DATA

              ASSESSOR MAP                                facing
              DESCREPTION OF PROPERTY                     16
                   General                                16
                   Location                               16
                   Configuration and Dimensions           16
                   Acdcess and Roads                      16
                   Topography and Soils                   17
                   Utilities and Services                 17
                   Flood Zone                             17
                   Earthquake Zone                        17
                   Environmental Hazards                  18
                   Easements                              18
              STATUS OF PROPERTY                          18
              TENTATIVE MAP                                -
              ASSESSED VALUES AND TAXES                   19
              ZONING                                      20
              HIGHEST AND BEST USE                        20


                                     PHOTOGRAPHS


                                 David E. Lane, Inc.
                                Real Estate Appraisers

                                      VALUATION

              METHODS OF VALUATION                        22
              SALES COMPARISON                            23
                   Sales Map                              facing
                   Sales Chart                            24
                   Data Sheets                            25
                   Discussion of Sales                    36
                   Analysis and Conclusion                39
              LAND RESIDUAL ANALYSIS                      42
              DISCOUNTED CASH FLOW                        43
                   DCF Chart                              45
              CONCLUSION OF 1997 VALUE                    46
              CONCLUSION OF 1993 VALUE                    47
              CERTIFICATION


                                       ADDENDA

                               Sacramento Area Analysis
                               City Council Resolution
                           Letter re Revised Tentative Map
                             Qualifications of Appraisers





                                 David E. Lane, Inc.
                                Real Estate Appraisers

PURPOSE OF APPRAISAL

The purpose of this appraisal is to estimate the market value in fee simple of the property described hereinafter, subject to the LIMITING CONDITIONS and SPECIAL ASSUMPTIONS later set forth.

INTENDED USE OF REPORT

The report is to be used by the client for registration with the SEC under the Securities Act, and for an offering circular to be distributed to investors.

DATES OF VALUE

As of May 9, 1997, the date of the last inspection, and as of March 3, 1993, when the property was re-acquired through foreclosure proceedings.

SCOPE OF APPRAISAL

The valuation analysis is based on several physical inspections of the property and a review of all information provided, such as maps, plans, and various reports that were completed by others, including the market study by Nancy Barnett, Ph.D, titled "Delta Greens, Market Feasibility/Product Analysis", dated December 23, 1996. In addition, the appropriate governmental agencies were contacted to determine factors such as zoning, general and community plan designations, land areas, and the availability of utilities and services.

A study of the neighborhood and surrounding communities was made to determine where pertinent market data might be found. Since the property is located in a neighborhood where there is little new development, the data was found to be rather limited. The search was therefore expanded into the larger Sacramento regional market where similar developments have been completed.

The data was analyzed to determine the highest and best use of the property, and the appropriate valuation techniques to use.

                                                                              1

                              David E. Lane, Inc.
                            Real Estate Appraisers

In the first sections of the report more-general information is found. The report then specifically describes the property as it exists and as proposed for eventual development. Following the discussion of highest and best use the valuation analysis is found.

This is a COMPLETE APPRAISAL, submitted in a SELF-CONTAINED REPORT, prepared in conformance with Standards Rule 2-2(a) of the UNIFORM STANDARDS OF PROFESSIONAL APPRAISAL PRACTICE (USPAP), as promulgated by the Appraisal Standards Board of The Appraisal Foundation.


                                                                              2

                              David E. Lane, Inc.
                            Real Estate Appraisers

DEFINITION OF VALUE*

Market value is defined as follows:

The most probable price which a property should bring in a competitive and open market under all conditions requisite to a fair sale, the buyer and seller each acting prudently and knowledgeably, and assuming the price is not affected by undue stimulus. Implicit in this definition is the consummation of a sale as of a specified date and the passing of title from seller to buyer under conditions whereby:

     1.   buyer and seller are typically motivated;

     2. both parties are well informed or well advised, and acting in what they consider their best interests;

     3.   a reasonable time is allowed for exposure in the open market;

     4. payment is made in terms of cash in United States dollars or in terms of financial arrangements comparable thereto; and

     5. the price represents the normal consideration for the property sold unaffected by special or creative financing or sales concessions granted by anyone associated with the sale.

The "specified date" contemplated by the definition of market value is the date of value indicated in this appraisal. The "reasonable time...for exposure in the open market" refers to the marketing time leading up to the date of value. Therefore, the value estimate presumes a sale occurring on the date of value.

_________________
* UNIFORM STANDARDS OF PROFESSIONAL APPRAISAL PRACTICE, Appraisal Standards Board of The Appraisal Foundation, 1996 Edition, page 10.

                                                                              3

                              David E. Lane, Inc.
                            Real Estate Appraisers

MARKETING TIME

Marketing time, or the forecasted time after the current date of value necessary to market the property and close escrow at the appraised value, is estimated as two years. This estimate is based on the opinions of brokers who are knowledgable of this type of property, the current exposure periods of some listings, and the past exposure periods of some comparable sales in the Sacramento metropolitan area. The price achieved may or may not be equal to our current value estimate, depending on changes in the property and/or economic conditions.

                                                                              4

                              David E. Lane, Inc.
                            Real Estate Appraisers

GENERAL LIMITING CONDITIONS

- The legal description, dimensions, and areas used herein are assumed to be correct.

- Title to the property is assumed to be free and clear of any liens or encumbrances, and to be merchantable title, unless otherwise specified herein.

-    No responsibility is assumed for matters that are legal in nature.

- Information furnished the appraiser by others has been reviewed and analyzed and is believed to be reasonably accurate, but cannot be guaranteed.

- Unless otherwise specified herein, it is assumed that there are no adverse subsurface conditions, particularly those relating to soil-bearing capacity.

- Unless otherwise stated in this report: The existence of hazardous material, which may or may not be present on the property, was not observed by the appraiser. The appraiser has no knowledge of the existence of such materials on or in the property. The appraiser, however, is not qualified to detect such substances. The presence of substances such as asbestos, radon, urea-formaldehyde foam insulation, or other potentially hazardous materials may affect the value of the property. The value estimate is predicated on the assumption that there is no such material on or in the property that would cause a loss in value. No responsibility is assumed for any such conditions, or for any expertise or engineering knowledge required to discover them.

- Unless otherwise stated in this report: No "Phase I" environmental assessment investigation has been made as to (a) the possible existence of a hazardous waste area that might be located in close enough proximity to the property appraised so as to have an effect on highest and best use or market value, nor as to (b) the historical use or ownership of the subject property beyond the three years required by Standards Rule 1-5(a)(ii) of the Uniform Standards of Professional Appraisal Practice (USPAP.

- The property appraised may or may not be subject to the Americans with Disabilities Act of 1990 (ADA). Title III of said Act provides for penalties for discrimination in failing "...to remove architectural barriers...in existing facilities [unless] an entity can demonstrate that the removal...is not readily achievable..." [Section 302(b)(2)(A)(iv,v)]. Unless otherwise noted in this appraisal, it is assumed that the property appraised is not substantially impacted by this law.

- This appraisal is specifically limited to the condition that all information on sales, listings, offers, options, leases, and other pertinent data has been revealed to the appraiser. In the event there are unrevealed or unknown facts that would change the opinion of value expressed herein, the appraiser reserves the right to make such change.

                                                                              5

                              David E. Lane, Inc.
                            Real Estate Appraisers

    Unless otherwise noted, this report is preliminary to the extent that no physical or functional analysis of the building, equipment, or other improvements, if any, has been made by a structural or other engineer, and the conclusions as to condition are based solely on the observations of the appraiser as a result of a routine inspection, with no search made to uncover hidden defects, if any.

- The report is to be used by the client for registration with the SEC under the Securities Act, and for an offering circular to be distributed to investors.

SPECIAL ASSUMPTIONS

- As of the 1993 date of value the property was approved for 596 lots, including 144 duplexes. This map was identified as "North Shore", as completed by Frost McCormick & Heuston, and shown as Exhibit "A" in Resolution 91-878, as approved by the City Council in 1991.

- As of the 1997 date of value the property is approved for 534 lots, all single family. This map is identified as "Delta Greens", as completed by Psomas and Associates, dated 3/6/97, Project Number MAR0903. By letter from the Department of Public Works, City of Sacramento, this map was found to be "substantially in conformance" with the prior approvals and entitlements granted.

- It is assumed that physical and economic conditions as of the 1993 date of value were as reported herein. No inspection or investigation was made in 1993.

                            David E. Lane, Inc.                           6
                            Real Estate Appraisers

[MAP]


                            LOCATION MAP

IDENTIFICATION OF PROPERTY

The property appraised is a 121.40-acre holding comprised of five parcels of unimproved urban land, now zoned for single-family residential use, and with a currently-approved tentative subdivision map for 534 single-family lots. In 1993 there was an approved map for 596 lots in place, including 144 duplex units.

The property is located within the southeast quadrant of the intersection of Meadowview Road and Freeport Boulevard, east of Interstate 5, approximately five miles south of downtown Sacramento and the State Capitol, in the incorporated area of the City of Sacramento.

The Assessor parcel numbers (APNs) are 52-0010-033, 034, 039, 053, and 054.

The owner of record is National Investors Land Holding Trust IV.

No legal descriptions were provided. Reliance has been placed on the Assessor map and tentative subdivision maps contained herein.

TITLE HISTORY

The last transfer of title took place in March 1993 (grant deed reference 930323/1415). It was the result of foreclosure proceedings.

                            David E. Lane, Inc.                           7
                            Real Estate Appraisers

                                     [MAP]



                                 COMMUNITY MAP

COMMUNITY DESCRIPTION

The property is located in the southwesterly incorporated area of the City of Sacramento, approximately five miles south of downtown Sacramento. The community is generally bounded by the Union Pacific Railroad corridor on the east, by undeveloped acreage to the south, by Freeport Boulevard on the west, and by Florin Road on the north. Past I-5, to the west, lies the much newer and more favored "Pocket" area, which community bears little resemblance to the developments surrounding the subject. The center of the Meadowview community is generally thought of as the intersection of Meadowview Road and 24th Street, about one-half mile northeast of the subject.

Access to the community is provided by several major thoroughfares. Running north/south are Freeport Boulevard, 24th Street, and Franklin Boulevard. Running east/west are Meadowview Road, which becomes Mack Road east of Brookfield Drive in the nearby Valley Hi community, and Florin Road to the extreme north.

Most of the Meadowview community is developed to residential uses, both single-family houses, apartments, and four-unit condominiums, the latter having gradually been converted to rentals. With the exception of the usual number of older free-standing houses found in areas near a city's limits, most of these homes were built from the 1950s to the 1970s; ironically, few houses were built here during the residential "boom" of the late 1980s. The majority of the housing in the residential areas and, specifically, along the various streets radiating out from the subject, can be described as small- to medium-sized, two or three bedrooms with one or two baths and, although not really old, in fair-to only-average condition. The amount of deferred maintenance on some of the houses less than 20 years old is quite surprising.

The median price in the Meadowview community is usually reported as around $80,000. However, public information obtained from the Sacramento
Association of REALTORS finds that the area south of Meadowview Road, wherein the subject lies, had a median price of $46,000 in 1996, DOWN from $55,000 in 1995. Current listings range from only $54,900 to $88,110.


                            David E. Lane, Inc.                           8
                            Real Estate Appraisers

The area north of Meadowview Road had a median price of $83,000 in 1996, compared to $87,750 during 1995. The prices in this specific area, however, are also upwardly-influenced by some houses in the same ZIP code, located west of Freeport Boulevard. They are not truly of the same neighborhood; the current range of listings is from only $36,000 to $349,500, but the first 35 listings, up to $100,000 in price, only average $69,500.

These prices are among the lowest price ranges in the metropolitan area. Most houses in the Meadowview market will not sell for over $90,000, and the $100,000-$125,000 threshold appears difficult at this time. In regard to the latter, the only new development near the subject that has passed the higher benchmark price is the 32-lot "Meadowvale" subdivision, near the northwest corner of Meadowview and 24th Streets. "Steamboat Bend", a 236-lot subdivision by Hofmann Construction, in proximity to and west of the subject along Amherst Street, failed to pass the $100,000 mark after about five years of marketing in the 1990s.

The smaller "Meadowvale" subdivision was developed in early 1992, but only 22 houses were sold by the original developer by early 1995. Thus, the absorption was only seven houses per year, and that at prices of from $89,000 for small two-bedroom/two-bathroom houses at $100 per square foot, to $125,000 for medium-sized four-bedroom/two+-bathroom houses at $65 per square foot. In early 1995 some of the undeveloped lots, and some finished and unfinished houses were repossessed by the construction lender. A few of these have sold at prices reduced about 10% to 20% from the earlier sale prices. And, it is noted that the assessed values on almost all of the houses have been reduced significantly ($10,000-$20,000) from the earlier sale prices by the County Assessor.

The "Steamboat Bend" subdivision met with a similar plight. Of the planned 236 houses, only 115 of the mapped lots have been completed and made ready for construction. Of these lots, only 46 have been developed with houses. The range of prices on these small- to medium-sized houses was from only $70,000

                      David E. Lane, Inc.                            9
                     Real Estate Appraisers
for a small three-bedroom/two-bathroom houses at $53 per square foot, to $99,000 for medium-sized four-bedroom/two+-bathroom houses at $60 per square foot, with the average sale price about $85,000. Although some sales did achieve $70 to $80 per square foot, the average prices represent the lowest of the range found during that period. These are attractive, average-quality starter houses, on typically-sized lots. Sales were made from 1991 to 1996, or an absorption rate of only nine houses per year; many were last sold by auction, according to some sources. The developers have reportedly "mothballed" the existing lots.

The recent marketing history of these two projects does not support the likelihood of sales success for traditional single-family housing in the Meadowview community, or on the subject property. Some similar evidence can be found in the existence of 22 manufactured and ready single-family lots at the northeast corner of Meadowview Road and Tisdale Way, at the easterly extreme of the neighborhood near the Union Pacific Railroad tracks. They still sit vacant after being finished at least 15 years ago.

The community is still predominantly residential in nature. In spite of new residential and commercial development that has been experienced to the east, in the Valley Hi community for instance, around Highway 99 at Mack Road, the specific neighborhood remains one of the least-viable commercial/retail areas of Sacramento. Rents are often in the range of $0.25 to $0.50 per square foot, compared to an area-wide tendency of around $1.00 per square feet. For instance, there is a modern neighborhood center located at the southeast corner of Florin Road and 24th Street (which is associated with the Meadowview community by its location on 24th Street). It has been mostly vacant since the late 1970s or early 1980s, while others were developed new, or renovated, throughout the region.

This area once had a a typical mix of retail/service tenants found in such centers; it is now occupied by thrift stores, grocery stores, a bingo parlor, and local, "mom and pop" businesses. Some office space that was once occupied by smaller agencies of the State of California now remains vacant, after almost

                           David E. Lane, Inc.                     10
                          Real Estate Appraisers

10 years. Two large, new-automobile sales facilities were built on inexpensive land at the northeast corner of this intersection in the last 1980s, and they have since been vacated by the owners.

The major intersections along Meadowview Road near the subject exhibit even less retail success, and many commercially-zoned corner sites still remain undeveloped. New construction has been limited to public projects, such as a new community center at the southeast corner of Meadowview Road and 24th Street. There is an unusually-high number of properties improved as churches. Vacancies are high for most property types in the neighborhood, and maintenance is often poor. There is a visually-evident high supply of undeveloped acreage along Meadowview Road, especially considering that it is within the city limits and quite near a freeway interchange. The inventory ranges from small corner parcels to those several acres in size. Some brokers have suggested that there is little or no commercial-developer interest in the area, and that only public uses will work here. This, again, does not suggest a viable retail/commercial neighborhood.

There have been various attempts by neighborhood groups to both physically and socially clean up the neighborhood and to overcome the generally-negative reputation of Meadowview, with only moderate progress made to date. Many potential tenants, businesses and, apparently, new-home owners appear, simply, not willing to risk a venture in Meadowview at this time.

The outlook for the Meadowview community remains questionable. It does enjoy quick and easy access to downtown Sacramento via nearby I-5, a proximity to some supporting industrial, retail, and commercial developments, and some available land with utilities to allow for additional new and modern development. To the east and the west of the community new residential projects have met with at least average, to good, marketing success. All of these factors should increase the desirability and marketing viability of the neighborhood in the future. However, it is more probable that values will remain stagnant in the near term, due to increased competition and supply in other communities that have much better reputations.

                       David E. Lane, Inc.                            11
                      Real Estate Appraisers

RESIDENTIAL MARKET OVERVIEW

The Sacramento area single-family residential housing market presents a conflicting picture regarding present or near-future conditions. There are some factors that that are quite favorable to new development and marketing success, and others that are still hindering it.

Seemingly favorable to the market is that mortgage rates are, still, much lower than they were just over one decade ago--when they were from 12% to 14% for several years. Most are still in the 8.0% to 8.75% range locally for a fixed-term, 30-year mortgage, and variable-rate loans can be found starting just over 6%. These rates are only slight increases from something below 8% that could be obtained for several years in the early 1990s, and the difference is not one that has been attributable to the decline in sales. In spite of the relatively-low interest rates, most financial activity has been in re-financing homes, rather than in outright purchases. Additions and remodeling have also increased. And, both activities have declined dramatically as many who wish to re-finance often no longer have sufficient equity in their homes; in late 1996 it was found that approximately 11% of the homeowners in the metropolitan area actually owed more on their properties than they were worth. Federal money policy, with stated and continued concern over even moderate inflation may slow residential financial activity, yet again, in the near future.

For a buyer, the number of all houses on the market has remained relatively high, although it has recently declined to around 6,000, from almost 8,000 during the early 1990s (recent Multiple Listing Service statistics suggest that sellers now perceive an improved market, and listings are increasing again). Both figures are much higher than the 2,500 or so that was typical in the 1980s. And, the inventory of new houses remains around 2,500. The current inventory of both are figures that are generally agreed to represent about one year of housing sales.

The median house price for the metropolitan area has hovered in the $125,000 to $120,000 range for several years, on a slight downward trend with each succeeding recent year, and on an obvious downward trend from a high of $146,000 in 1990. This figure is upwardly-skewed by house prices in nearby

                         David E. Lane, Inc.                          12
                        Real Estate Appraisers

Placer and El Dorado Counties, as well. MLS statistics for Sacramento County and the City of West Sacramento show that the median home price was only $112,000 as of February 1997, only $1,000 more than one year prior. It is generally perceived that in many neighborhoods housing prices have declined around 20% from the price levels achieved in 1990. Such a situation has also forced those who might wish to buy-up into larger housing to postpone such moves. Out-of-the-area investors in houses (those who never intended to be occupants), who may have had some inflationary effect on prices, also left the local market several years ago.

In addition, public concern over the direction of the national, regional, and local economies, whether they were still in, or heading out of, the prolonged recession of the early 1990s, combined with flat-to-increasing unemployment rates locally, brought the level of buyer confidence down month-by-month for several years (only in 1997 has the area's unemployment rate finally declined from being above the State's average for several years). The metropolitan area affordability index is now usually stated as around 35-40%, after being 45% in 1989, and 53% in 1988. Foreclosures in the area are also still running higher than the State figures, the latter having declined by 21% in March 1997 compared to a year earlier; this was the fourth month in a row it had declined. For Sacramento County, however, there was a 9.4% increase from the prior year, and even nearby Placer County saw a 10% increase. Many surrounding counties, and Central Valley areas, likewise, experienced increases, while the nearby Coastal communities saw decreases. With each announcement of the improvement in foreclosures (supposedly lagging the economy and market), the imminent recovery of real estate, lead by the "Bay Area", is touted.

The results of the above have been great difficulty in selling many houses and a strong resistance to purchasing anything over $200,000 in price. First-time buyer housing became the "clarion call" for most all developers and contractors by 1992, and consequently, that segment became quite competitive. In most of the average-quality subdivisions developers still find that buyer incentives are a way of business. These may include, for example: dramatically-lowered prices (probably at only break-even prices of $65 to $70


                        David E. Lane, Inc.                           13
                      Real Estate Appraisers
per square foot); incentive packages -- in item upgrades, buy-downs, vacations, etc. (with some billboard signs even advertising their worth as $20,000); and the use of the lease/option-to-buy, again -- as was done in the residential market of the early 1980s.

Permits for single-family houses have been running around 6,500 per year for the combined Sacramento-Placer-El Dorado-Yolo Counties market, according the information from the Building Industry Association. For 1996 a total of 8,102 permits were pulled, a 9% increase over 1995 figures of around 7,400. Something around 6,000-7,000 is usually indicated as the required increase in new-housing stock based on projected population increases; it remains to be seen if developer optimism is met with increased sales, or with inventory. Also notable, is that permits for multiple-family housing units increased by 52% in 1996 from 1995, to 899 units in the combined Sacramento-Yolo area.

Figures from the City of Sacramento, wherein the subject lies, show that permits for single-family houses increased by only 5% in 1996 from 1995, to 412 units. This compares to consistently-declining figures of 441 in 1994, 547 in 1993, 629 in 1992, 887 in 1991, and a high of 1,885 in 1990. Thus, current numbers represent only about 5% of the total metropolitan new-housing market. This should not be surprising, as the population of the city has increased little in the 1990s, while the unincorporated areas of the county, surrounding small cities in the county such as Folsom, and many desirable areas of both Placer and El Dorado Counties have increased by as much as 10% per year at times.

Sales of new and existing homes continue to exhibit wide peaks and valleys in activity, with some tantalizing hint each recent year that the market will pull out of the doldrums soon. By 1991 sales had collapsed to one-half to one-third those of 1990. Since 1991 the annual figure has been in the range of 5,500 to 6,500 homes, compared to over 10,000 in the late 1980s.

Residential land prices, for both finished and "paper" lots, and for zoned land, have likewise declined, as housing prices have. For example, finished lots that

                                David E. Lane, Inc.                        14
                               Real Estate Appraisers
had sold for $35,000 to $45,000 in the southern areas of the county have now declined to $25,000 to $35,000; land with tentative maps that was selling for $17,000 to $21,000 per lot, some even close to $30,000 up to 1993, is now selling for $7,500 to $13,000 per lot; and, land that was zoned, but without entitlements, that was selling for $50,000 to $75,000 per acre up to 1991 is now valued at $25,000 to $50,000 per acre -- with few sales to be found. In summary, most residential land has declined from 25% to 50% from values of the late-1980s to early-1990s.

Seldom discussed as an impact on the market, (and if so, probably as favorable), is the much-wider geographical area where new housing can be found when compared to just 10-15 years ago. Since then, areas such as Antelope, Laguna, Elk Grove, and Vineyard in the county, and north Natomas in the city, have been designated as future residential, with tens of thousands of units planned for residential use in new general plans.  In 1993 the Land
Use Element of the updated General Plan of Sacramento County noted over
35,000 residential units planned in five major areas alone, with 25,000 undeveloped then. The North Natomas area of the City is about to be opened to master-planned, mixed-use developments after being stymied for over a decade by flood and environmental concerns.  Likewise, in nearby Placer
County, the City of Roseville, the City of Rocklin, Stanford Ranch, and other unincorporated areas have joined in the increase of new subdivisions. Even the City of Davis, west of Sacramento in Yolo County, after decades with a known slow-growth direction, has allowed new development along Interstate 80. The opening of the Southport area in West Sacramento, even closer, will also add to the many choices that homebuyers have.  Buyers, apparently quite willing to commute for the "right" house, will have at least two more decades of new housing available. Agents are quick to note that "home-shoppers" have less loyalty to any one neighborhood compared to years past, and that most are now super-knowledgeable buyers.  The area around the subject cannot really be included as part of a major market for new residential housing at this time.
                                David E. Lane, Inc.                           15
                               Real Estate Appraisers

DESCRIPTION OF PROPERTY

GENERAL

The property appraised is a holding of readily-developable urban land that is comprised of five parcels, with a total of 121.40 gross acres, according to the Assessor maps.

LOCATION

The property is an interior one, located inside the southeast corner of the intersection of Meadowview Road and Freeport Boulevard, east of nearby Interstate 5.

CONFIGURATION AND DIMENSIONS

The property is irregular in shape but can be described as somewhat-rectangular. The dimensions are many and varied. See ASSESSOR MAP on the facing page.

ACCESS AND ROADS

Initial access to the property would first be off Meadowview Road from the north, or off 24th Street from the east. Both are wide two-way, four- or two-lane thoroughfares that are mostly improved with curbs, gutters, sidewalks and lights. Immediate or primary access would then most likely be by Amherst Street from the west or by John Still Drive from the east. Other streets that lead into the property are Lytle Street, 19th Street, Manorside Drive, Sweetbrier Way, and Manorcrest Way. The latter are more-narrow arterial streets that are improved with with curbs, gutters, and sidewalks. Streets within the subdivision will be 44 feet wide and will have the required modern street frontage improvements.

                                David E. Lane, Inc.                          16
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

DESCRIPTION OF PROPERTY (CONTINUED)

TOPOGRAPHY AND SOILS

In the past the property may have been used for low-grade agricultural uses, and although not perfectly leveled, it can be described as generally flat. A soil survey has not been provided. The area in general, and the subject, are apparently capable of supporting structures of the type that will eventually be built on the land.

UTILITIES AND SERVICES

Water and drainage are provided by the City of Sacramento; sewerage is by the Sacramento Regional County Sanitation District; electrical power is from Sacramento Municipal Utility District (SMUD); natural gas is available from Pacific Gas and Electric Company (PG&E); and, telephone service is by GTE or Pacific Bell. City police and fire protection is provided, and the area has a good number of schools from K through 12 in the immediate neighborhood or nearby.

FLOOD ZONE

The property is designated A99, a flood-hazard designation, on the FEMA flood map Community Panel 060266 0030 E, dated November 15, 1989. This is a temporary designation, pending current improvements in the system now protecting much of the Sacramento area.

EARTHQUAKE ZONE

Not located on or near a "Fault-Rupture Hazard Zone" per the ALQUIST-PRIOLO SPECIAL STUDIES ZONES MAPS, State of California, Department of Conservation, Division of Mines and Geology, as defined in Publication 42, revised 1990. Located in Earthquake Zone 3.

                                 David E. Lane, Inc.                          17
                               Real Estate Appraisers

ENVIRONMENTAL HAZARDS

No environmental site assessment (Phase I type or otherwise) was provided. It is assumed that there are no hazardous materials or contamination affecting the property. (See under GENERAL LIMITING CONDITIONS.) The appraisers do not have any reason to suspect that a problem may exist, neither by the current or past uses of the land nor by the uses on the surrounding developed properties.

EASEMENTS

No title report was provided. The tentative map does indicate the existence of several utility easements throughout the property and a large pipeline and drainage easement that runs along the southerly boundary of the total property. They serve both the surrounding land and the subject project. It is assumed that there are no easements having a negative impact on value.

STATUS OF PROPERTY

The property is proposed for development with 534 residential lots, all now consisting of single-family units. The density is therefore 4.4 units per gross acre. They vary is size from 5,200 to just over 8,500 square feet. In addition, there is an 8.3-acre parcel to be dedicated as a park. A copy of the most recent tentative map, dated March 6, 1997, follows this section.

The first tentative subdivision map, called "North Shore", with 596 lots, was approved by the City Council on October 29, 1991. In July of 1995 an extension of time was requested, and a two-year extension was granted in October 1995, to expire October 1997. A copy of the last resolution, which includes the first with conditions for approval, is found in the ADDENDA. By a letter from the Department of Public Works, dated April 2, 1997, the revised tentative map for only 534 lots, with some other revisions and corrections, was found to be in "substantial conformance" with the original approval. The most notable condition is that a bridge be built across the future E Street south extension. A copy of this letter is in the ADDENDA.

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                            Real Estate Appraisers

ASSESSED VALUES AND TAXES

The property is on the 1996-1997 assessment roll at the following assessed full values:

           Parcel No.      Land        Imps.       Total
          -----------    --------     -------     --------
          52-0010-033    $273,000      $-0-       $273,004
          52-0010-034    $249,627      $-0-       $249,627
          52-0010-039    $383,520      $-0-       $383,520
          52-0010-053    $411,113      $-0-       $411,113
          52-0010-054    $820,264      $-0-       $820,264
                         --------     -------     --------
                       $2,137,528      $-0-     $2,137,528

Based on our estimate of current market value, the property appears to be slightly over-assessed, by perhaps 5% to 10%.

The property is located in tax code area 3-054, where the current tax rate is 1.0204%, or total real property taxes of about $21,811. In addition, there are some direct levies, which total an additional $10,408 annually. The total tax bill, then, is approximately $31,408.

In California, property taxes are limited by State law to 1% of assessed value plus special assessments approved by the voters. The base year for the assessed value is 1975. A sale of the property triggers a reappraisal by the Assessor at current market value. Increases are limited to a maximum value appreciation of 2% per year.

Since the definition of market value used in this appraisal is based on the most probable price that the property would bring if offered for sale, a hypothetical sale must be envisioned, and annual taxes in that event would typically be 1.0% of value, plus direct levies, or a total of about 1.5%.

                              David E. Lane, Inc.
                            Real Estate Appraisers

ZONING

The property is zoned R-1, Standard Single Family, by the City of Sacramento. This is "a low density residential zone composed of single family detached residences on lots a minimum of 52 by 100 feet in size." A small group of other uses, such as family- and day-care facilities are also allowed. Some recreational, religious, and educational uses are allowed, with special permits or variances. Halfplexes or duplexes are allowed only on corner lots. Minimum lot sizes are listed as 5,200 square feet for interior lots and 6,200 feet for corner lots.

The property is designated as Low Density Residential (4 to 15 units per acre) on the General Plan of the City, and it is shown as Residential (4 to 8 units per acre) on the South Sacramento Community Plan.

HIGHEST AND BEST USE

Highest and best use is defined as:*

     The reasonably probable and legal use of vacant land or an improved property, which is physically possible, approriately supported, financially feasible, and that results in the highest value. The four criteria [that] the highest and best use must meet are legal permissibility, physical possibility, financial feasibility, and maximum profitability.

As vacant land, the highest and best use should be one that is legally allowable, physically possible, compatible with the surrounding developed properties and therefore appropriate, and financially feasible (theoretically, at maximum profitability).

As planned, and now as specifically allowed, the proposed development as a residential subdivision is in conformance with the zoning. It is legally allowed by all the zoning and planning designations that overlay it. And, entitlements to develop the property have been obtained. Such a development would also be

__________________
* THE DICTIONARY OF REAL ESTATE APPRAISAL, Appraisal Institute, Third Edition, 1993, page 171.

                              David E. Lane, Inc.
                            Real Estate Appraisers
compatible with the existing old and new properties that surround it. Physically, at about 4.4 dwellings units per acre, it is typical of such projects. And, there are no physical restraints that prevent the subdivision as mapped. There is ready availability of utilities and other public services as well.

The financial feasibility of the proposed project creates the greatest concern at this time, which is also true of many similar developments, since it is outside social and economic, forces that are making such determinations. The market for residential land is still quite soft, with less purchase activity occurring over the past several years. Furthermore, the property is located next to an existing newer residential subdivision that has recently failed in the sales market (Steamboat Bend). That project was priced within the range that is generally accepted as a level that is lacking within the total residential market. Based on the analyses set forth later in this report, development of the subject subdivision is judged to be only marginally feasible in the current market.

Maximum profitability would most likely be attained by construction of entry-level detached houses, from 1,000 to 1,500 square feet in size, with three or four bedrooms and two baths, and averaging above the $100,000 price level ($90,000-$125,000). Yet, the $75,000-$90,000 price range is more likely to meet with marketing success in this particular neighborhood. Based on current development costs, both direct and indirect, and without any subsidy, such low prices are generally considered to be not profitable for a home builder -- unless land prices are then accepted as being lower than commonly considered "typical" or reasonable. Currently, it does not appear that an approved tentative map adds significantly to the value of bare-but-zoned-land in the subject's neighborhood.

The highest and best use is to hold the property until the existing supply of competing new housing that is available in better locations is diminished. Perhaps, then, the benefits of an infill location, closer to the downtown area, will warrant new construction. Or, perhaps in time, another highest and best use might be suggested.

                              David E. Lane, Inc.
                            Real Estate Appraisers

METHODS OF VALUATION

Because the property is undeveloped, and generates no income, sales comparison is usually considered to be the most valid approach to value. However, based on the existence of entitlements, in the form of the approved tentative map, a simple discounted cash flow (DCF), which may be considered a form of subdivision analysis, may also suggest a supportable value estimate. Also, some consideration may be given to the costs to develop, with a residual price that a developer could "afford" to pay for the land with its entitlements.

In the sales comparison approach to value, recent sales and listings of similar property are compared to the subject. Since properties are rarely identical, it is usually necessary to make comparisons on a unit-price basis to account for size differences, and to make adjustments for (a) the time factor, if applicable; (b) the location factor; and (c) zoning and/or density; and (d) physical characteristics of the sale properties compared to the subject.

The property is compared to recent sales of tentatively-mapped properties on a price-per-paper-lot basis. Where supportable through some direct evidence, these adjustments can be made with confidence; where there is lack of support, because there is a lack of either quantity or quality of data, they become somewhat subjective. In the latter case, a more meaningful technique is to "bracket" the property appraised within comparable transactions that represent sold properties that are both inferior and superior to the subject. In this particular case, however, no sales were found in the region that are inferior to the subject's specific location, so all comparables require some significant downward adjustments to them.

Because of this, some weight is also given to a simple analysis where finished-lot estimated values are reduced by typical costs to develop infrastructure today.

Finally, in this case, the DCF analysis, although it also has a weakness in the selected absorption period, assumes equal weight in the reconciliation of value. This is a form of "subdivision analysis", and it assumes that sale agreements are reached whereby the mapped lots are sold in phases over time.


                              David E. Lane, Inc.                           22
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

SALES COMPARISON

GENERAL

An investigation was made to find current sales, listings, and offers on similar land. Charted on the following page, with a SALES MAP facing, are the comparable sales and listing used in this section. Following the SALES CHART are DATA SHEETS on each of the sales, where some simple legal and physical details are provided. A narrative discussion with some suggested adjustments results in one estimate of the current value of the property, using a per-paper-lot basis.

                            David E. Lane, Inc.                           23
                            Real Estate Appraisers

                          PAPER LOT SALES
                            DELTA GREENS
                               MAY-97

                           DATE            SIZE IN   NO. OF   LOTS PER              PRICE
NO.   APN IDENTIFICATION   SOLD   ZONING    ACRES     LOTS      ACRE   SALE PRICE  PER LOT
---   ------------------   ----   ------   -------   -----    -------- ----------  -------
 1      117-0213-012      Apr-95   R-1       4.26      20        4.4    $230,000    $11,500

 2      226-0174-007      Apr-94   R-1       4.09      24        5.9    $292,000    $12,167
        226-0180-001

 3      47-0013-011       Nov-91   R-1A      3.76      29        7.7    $305,000    $10,517

 4      38-0052-017       Listing  R-1        5.7      35        5.7    $510,000    $11,941

 5      203-0070-067      Mar-94   RD-5       9.2      43        4.7    $445,000    $10,349

 6      117-0160-065      Jan-96   R-1       13.24     70        5.3    $892,500    $12,750

 7  115-0170-025,041,042  Feb-95   RD-5      22.78    109        4.8  $1,328,100    $12,184

 8     117-0160-062,063   Aug-95   R-1A      19.38    119        6.1    $892,500    $ 7,500

 9      48-0012-001,004   Listing  R-1       19.38    124        6.4  $1,370,000    $11,048

10       115-0170-010     Oct-94   RD-7      70.71    401        5.7  $4,175,000    $10,411

11  134-0670-009,010,011  Apr-94   RD-7      104.2    519        5.0  $5,369,500    $10,866
       012,015,016,017

DISCUSSION OF SALES

Comparable 1 ($11,500 per paper lot) is within the Laguna area, which is a neighborhood considered quite superior to the subject's. The property is much smaller than the subject, and it is mapped for only 20 lots, so it represents the somewhat-higher prices that a small purchase would command. This property was mapped together with an adjoining one to the east under different ownership, for a total of 53 lots. After this was approved the owners attempted to market the total property as one but, because of a wide difference of opinion over value, one owner eventually sold to the other. At the time the buyer had intentions to finish the lots and market them, but at this time there is no obvious activity on the property. Still, this is a superior comparable.

Comparable 2 ($12,167 per paper lot) is a distant sale. Although it is within the City, it is in an area of North Sacramento called Robla. To some degree, there are similar political, social, and economic influences present in this large neighborhood. However, at the time of purchase, sales of surrounding new houses were in the range of $100,000 to $127,000 for 1,150 to 1,500 square feet -- a price level the subject could not command now. Like Comparable 1, this is also a small group of lots. Overall, this is a superior comparable.

Comparable 3 ($10,517 per paper lot) is the oldest sale considered, but also the closest one. Located south of Florin Road on 24th Street, it represents the only sale from the subject's neighborhood. Like Comparables 1 and 2, this is also a small group of lots. Sold on an option negotiated around 1990, it is notable in that similar lots (this map is rather dense) were selling for around $17,000 throughout the south area of the County and other parts of the City then, so it was at about 60% of those prices. To date, the buyer has no plan of building, as he believes that he cannot achieve even $100,000 for a house. He also believes that he cannot recover his purchase price, but does not offer an opinion of current value. This is a "dated" and smaller comparable, but is otherwise quite useful for comparison purposes.

Comparable 4 ($11,941 per paper lot) is an extended listing of a small group

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                              Real Estate Appraisers

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

SALES COMPARISON (continued)

DISCUSSION OF SALES (continued)


of lots in a neighborhood with many of the same political, social, and economic influences affecting it. Two small subdivisions to the west, which total about 48 lots under different ownership, have failed to be completed after about six years. A few houses were finally started there last year, and from the pattern of sales it appears that a fate similar to Meadowvale and Steamboat Bend is likely; there were a few sales around $85,000, then some large houses sold at $125,000 (for 1,800 square feet), and now it appears that construction has halted. The newest agents have just pulled the listing to reconsider the pricing, and now a figure of only $5,000 PER PAPER LOT has been suggested; in 1994 a different agent had thought that $8,000 per lot was the most probable price. This suggests a decline in value of 37% in the last three years. This property serves as a similar comparable, with the major adjustment being for the small number of lots. Since it has been listed for about four or five years, it is quite obvious that the value is not near the list price.

Comparable 5 ($10,349 per paper lot) is also a distant sale. It is located in the Antelope area of the northeasterly part of the County. This area has, for many years, been considered prime for residential development. The specific location is quite superior to the subject's, and new houses in surrounding subdivisions were selling for $120,000 to $140,000 then, or 50% to 65% higher than likely for the subject. This superior property is also a rather small grouping of lots.

Comparable 6 ($12,750 per paper lot) is the most recent transaction. The sale is located in the Laguna area of the City of Sacramento, which is a very superior location. The property was purchased to expand an existing M.J. Brock subdivision to the south that had met with market success. This is still a rather small grouping of lots, but the price was probably influenced upward by the particular buyer's needs.

Comparable 7 ($12,184 per paper lot) is located in the Vineyard area of Sacramento County, which is east of Highway 99 (and the Laguna area) and north of Elk Grove. This area, like Antelope, is an area designated by the County for

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                              Real Estate Appraisers
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

SALES COMPARISON (continued)

DISCUSSION OF SALES (continued)


residential development in the coming decades. This area is considered about equal to Laguna, or quite superior to the area around the subject. The sale involves a medium-sized group lots.

Comparable 8 ($7,500 per paper lot) is located in the Valley Hi area (north of Laguna Creek) of the City. This market area is perceived as somewhat inferior to the Laguna area by homebuyers, but it is still quite superior to the subject's neighborhood. Houses being built in this subdivision now, named "Bridges", are being sold at $89,990 ($103/s.f.) to $123,990 ($73/s.f.) for models from 876 to 1,704 square feet in size. This would make these houses higher-priced per square foot than those built in the Steamboat Bend subdivision west of the subject, which took five years to sell 46 homes. 45 of the 60 houses built within this project are sold. The sale involves a good-sized group lots, about one-fifth the subject, sold as one. This comparable is superior to the subject, and suggests that it would not sell near $7,500 per lot as one transaction.

Comparable 9 ($11,048 per paper lot) is an extended listing of a good-sized group of lots in the subject's neighborhood. Like Comparable 4, it has been listed so long (and by more than one broker) that the tentative map has really expired. The current listing agent states that there has been no interest shown in this property and that a price less than $5,000/lot might be required to sell. This property wraps around the northwest corner of Meadowview and 24th Street, and is adjacent to the Meadowvale project. To a great degree the comparison of this situation to the subject and Steamboat Bend is strikingly similar.

Comparable 10 ($10,411-$11,761 per paper lot) is located in the superior Vineyard area. It is one of the largest recent purchases of paper lots. Now improved with two subdivisions by the same developer, the range of prices is from $109,500 to $158,990, or an average price about 50% higher than likely for the subject. This comparable is similar only by size and is superior in all other aspects.

                                David E. Lane, Inc.
                              Real Estate Appraisers
                                                                            38

Comparable 11 ($10,866 paper lot) is located in the superior Elk Grove area. It is also one of the largest recent purchases of paper lots. Now improved with several subdivisions by the same developer, the range of prices on one of the groups is from $119,990 to $143,990, or an average price about 55% higher than likely for the subject. This comparable is similar only by size, and is superior in all other aspects.

ANALYSIS AND CONCLUSION

Notable is that the sales now range from only $7,500 to $12,750 per paper lot, compared to typical prices of $17,000 to $21,000 up to four or five years ago, a decline of from 55% to 40% in per-lot prices since then. Also obvious is that buyers are willing to pay $10,000 to $13,000 per paper lot in other areas, but not in the Meadowview neighborhood. In spite of the persistence of owners to list parcels in that price range, the properties languish on the market.

These declines in value can be compared to sales of un-mapped land as well. For instance, APN 121-0100-007, a 20.148-acre parcel in the Vineyard area, zoned RD-5 and now planned for 75 houses, sold for only $27,794 per acre in November 1995. This can be directly compared to, APN 121-0100-006, a 20.0-acre parcel adjacent to this, zoned UR and now developed with houses, which sold for $84,000 per acre in June 1991. This indicates a 67% loss in value in four years. Realistically, most of the surrounding land was selling for $50,000 to $75,000 about 1990, so a better indication is a loss in value of 44% to 63% over five years.

To make some comparison in neighborhoods, APN 116-0011-035 (& others), a 22.19-acre parcel in the Laguna area, now improved with two subdivisions of 140 houses, sold for $57,929/acre in December 1994. This can be compared to APN 065-0060-22, a 15.9-acre parcel located in the Power Inn area of south Sacramento (similar, but rated slightly superior to the subject), still vacant but

                                David E. Lane, Inc.
                              Real Estate Appraisers
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

SALES COMPARISON (continued)

ANALYSIS AND CONCLUSION (continued)

planned for 79 houses, that sold for $37,831 per acre in December 1994. This sale indicates at least a 35% lower value for the subject's location. And, the above-discussed recent sale in Vineyard suggests from $18,000 to $14,000 per acre for unmapped land ($27,794 x 0.65 to 0.50) in the area of the subject.

In analyzing Comparable 3, the only sale from the subject's neighborhood, it is noted that this property sold at a price about 60% of those from viable neighborhoods. A similar ratio can be applied to all of the other sales today, which would then suggest a value range of $4,500 to $7,650 per lot, before any consideration of the large number of lots involved with the subject.

When weighing the now-lower expectation of price from Comparable 4, 37% lower than three years ago, and the general decline in other residential land values as noted previously, then Sale 3 could also be reduced to an indication of about $5,250 per lot based on its 1991 price ($10,517 x .50). And, this is for a small group of lots.

Placing most weight on Comparable 8, as it may be the best one at this time, when all factors of adjustment are considered, and applying a 50% to 65% ratio of neighborhood value as determined by comparison, $3,750 to $4,875 is indicated. This sale also represents a good number (119) of lots sold at once, so it suggests something far below $5,000 per lot for 534 lots.

Review of the sales on the chart does not illustrate a large discount for the size of the purchases. But, generally, a range from almost $13,000 to about $10,000 per lot can be seen when arranged in descending order from the smaller groups to the larger ones. And, past history (and common sense) suggests that a discount is still required to sell a large group of lots. It is probably just that a larger body of current sales does not exist to better demonstrate the discount.

                                David E. Lane, Inc.
                              Real Estate Appraisers
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


SALES COMPARISON (continued)

ANALYSIS AND CONCLUSION (continued)

Based on this analysis, the value of the subject lies in the range of $3,500 TO $4,500 per lot today. A unit value in the middle of this range is concluded to be appropriate, and one that might entice some offers to purchase, or:

          534 paper lots @ $4,000 per lot =              $2,136,000

These unit values may appear to be below the current market range indicated by recent sales of medium-density land, but they are considered reasonable since a buyer would probably have to hold the property for several years, until such time as construction would be warranted by prices in the residential new-house market, and when the project would be financially feasible.




                                   David E. Lane                             41
                              Real Estate Appraisers

LAND RESIDUAL ANALYSIS

In this analysis, a simple deduction is applied to an estimated finished-lot price that a homebuilder could afford to pay in the Meadowview neighborhood.

As discussed under HIGHEST AND BEST USE, and to some degree under COMMUNITY DESCRIPTION, it is our conclusion that the most-probable price range that would result in sales of houses is from $75,000 TO $90,000, and at an average house price of about $85,000 --- if higher, buyers will continue to look at the many alternatives throughout the metropolitan area and purchase there instead. Past studies completed during other appraisal assignments have found that:

- Lot prices in prime neighborhoods can often represent 33% of the total price of the finished house.
- Lot prices in "typical" neighborhoods usually equal about 25% of total price.
- Lot prices in the least-desirable locations are usually at 15% to 20% of total price.

Applying the higher end of this last ratio to a suggested average price, an
acceptable finished-lot price would be:               $85,000 x 0.20 = $17,000

Presently the cost to develop residential lots is from $11,000 to $14,000 each. Of course, there can be some economy of scales involved, and more lots may result in something at the lower range. Costs to develop the subject have not been provided (if completed), but a specific one would probably fall within this range. The suggested paper-lot value range is, then:

          $17,000 value less $14,000 costs = $3,000 per lot
          $17,000 value less $11,000 costs = $6,000 per lot

The value estimate by land residual analysis is:

          534 paper lots @ $4,500 per lot =           $2,430,000



                              David E. Lane, Inc.                          42
                            Real Estate Appraisers

DISCOUNTED CASH FLOW ANALYSIS

An all-cash discounted cash flow (DCF) has been completed. In order to accomplish this, various assumptions and forecasts are made. These are generally supportable by review of market data consisting of similar analyses completed by brokers and investors on a variety of properties. Others are based on current economic data and financial surveys that are publicly available. Some are, of course, based on estimates within this report.

In effect, this will resemble a "subdivision analysis", except that the purpose is really to estimate the value of the property as if sold to one buyer (bulk) who then might sell under a similar scenario, or put in infrastructure and build on the lots over time.

The sale proceeds must be discounted to a total present value. To complete this a "base" to value, an absorption period, annual expenses, and a discount rate must be selected. The two analyses are found on the page following, using Excel and an HP-12c calculator. Not all of the many mathematical calculations necessary have been discussed in detail, or are shown on the spreadsheet. The forecasts and assumptions used are:

- A sell-out, or absorption, period of ten years.

- A base paper lot value of $7,500 for small groups of lots, with step-up increases of $500 per lot per year --- as many option or phased sales are usually arranged (last year is at $12,000 per lot).

- Lots sold in groups of two phases per year in numerical order, using the current tentative map of 534 lots.

- Commission and marketing of 5%, as limited sales agreements are envisioned.


                                  David E. Lane, Inc.                       43
                                Real Estate Appraisers

- Real estate taxes based on an interpolated value of $2,000,000, times the combined 1.5% tax and levies rate, with the declining total value of the remaining lots increased by 2% annually.

- Miscellaneous costs, such as insurance and overhead, of 1% of sales.

- A discount rate of 20%.

The estimate value by discounted cash flow is:                      $1,815,000





                                   David E. Lane, Inc.                      44
                                 Real Estate Appraisers

                                       DISCOUNTED CASH FLOW ANALYSIS
                                               "DELTA GREENS"
                                                  May 1997




YEAR                        1         2         3         4        5        6        7        8        9               10
SALES EACH YEAR:    $360,000   536,000   493,000   315,000  522,500  530,000   651,000  605,000  598,000          588,000
  LESS
COMMISSIONS:          18,000    26,800    24,650    15,750   26,125   26,500    32,550   30,250   29,900           29,400
MISCELLANEOUS:         3,600     5,360     4,930     3,150    5,225    5,300     6,510    6,050    5,980            5,880
REAL ESTATE TAXES:    32,219    29,743    25,643    22,093   19,951   16,585    13,341    9,547    6,181            2,999

NET TO SALES:       $306,181   474,097   437,777   274,007  471,199  481,615  598,599   559,153  555,939          549,721

NET PRESENT VALUE:  $255,151   329,234   253,343   132,141  189,364  161,292  167,068   130,041  107,745           88,783

SUMMATION                                                                                                      $1,814,152

                                                                                                 Rounded To:   $1,815,000

CRITERIA:
NO. OF LOTS: 534
TOTAL SALES: $5,104,000
LOT PRICES: $7,500 + $500/YEAR
SELL-OFF RATE: TWO PHASES PER YEAR
SALES COMMISSIONS: 5%
MISCELLANEOUS COSTS: 1%
REAL ESTATE TAXES: 1.5%
YIELD RATE: 20%


CONCLUSION OF 1997 VALUE

The estimates of current value from the three analyses used are:

SALES COMPARISON:          $2,136,000
LAND RESIDUAL:             $2,403,000
DISCOUNTED CASH FLOW:      $1,815,000

Although the range produced is wider than typical, that should be expected for such a property. Each of the three might be considered by a hypothetical buyer.

The sales comparison is weakened because there are no sales of this size in a similar or inferior neighborhood to bracket the subject well, and most of the sold properties require significant downward adjustments. In this case, more is really learned from a few of the listings, and from conversations with brokers, than from sales. Although a more-detailed adjustment process might appear to be more "scientific", adequate data is, simply, lacking in the lot-sales market.

The land residual is worth some consideration, as it does suggest a maximum, or "affordable" land price that could be paid. It is weak in that it really does not consider absorption of such a large number of lots. Simplistically, a home developer would probably make some additional discount, be that for holding costs, a small element of profit, or some other, often-nebulous, factor.

The discounted cash flow is weak in that groups of paper lots are usually sold as one transaction, or in several phases, rather than over such a long forecasted period. However, most information of this sort is from the more-desirable neighborhoods, where the buyer/developers are usually optimistic about a sales program (otherwise, why purchase at all?). It would be difficult to base such an analysis on sales or absorptions of new houses in superior locations; the history of nearby projects in the neighborhood suggests a long period, even at lower house prices than are suggested herein. This analysis is really another attempt to recognize the element of size, which may be lacking to some degree in the sales comparison, and as it certainly is in the land residual analysis.

                            David E. Lane, Inc.                              46
                           Real Estate Appraisers

It is therefore our conclusion that the as-is market value of the property identified as "Delta Greens", a 534-lot residential subdivision with approved tentative map, located in Sacramento, California, as of May 9, 1997, is:

                      TWO MILLION DOLLARS ($2,000,000)

CONCLUSION OF 1993 VALUE

Primary emphasis has been placed on the current market value. Just as there are few current sales of truly-comparable properties to compare to the subject, there were none in 1993. The 1993 value is therefore estimated by factoring the current estimate of value back for time.

As discussed under RESIDENTIAL MARKET OVERVIEW and SALES COMPARISON, a decline in residential land values can be demonstrated over the last three to six years. This has been on the order of 25% to 50%, based on elements such as location, proximity to new development, the entitlement status of a property, and the stage of completion (raw land, mapped land, or finished lots).

Based on our analysis, the current value estimate should be factored up by about 35% for the last four years or so. The calculation yields:

            $2,000,000/0.65=$3,076,923; rounded to: $3,075,000

The calculation equals only $5,159 per lot for the 596 lots that were approved in 1993, or $5,868 per lot if the duplex lots are treated as one (effectively 524 lots). Both are reasonable, and although it is not likely that an appraiser would have selected such odd per-unit prices, the sales reflect these kinds of figures.

It is therefore our conclusion that the as-is market value of the property then identified as "North Shore", a 596-lot residential subdivision with approved tentative map, as of the March 3, 1993 date of value, was:

        THREE MILLION SEVENTY-FIVE THOUSAND DOLLARS ($3,075,000)

                         David E. Lane, Inc.                              47
                        Real Estate Appraisers

CERTIFICATION

The undersigned does hereby certify that, to the best of my knowledge and belief, and except as otherwise noted in this appraisal report:

1.   The statements of fact contained in this report are true and correct.

2. The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and are my personal, unbiased, professional analyses, opinions, and conclusions.

3. I have no present or prospective interest in the property that is the subject of this report, and I have no personal interest or bias with respect to the parties involved.

4. My assignment is not based on a requested minimum value, a specific value, or the approval of a loan.

5. My compensation is not contingent upon the reporting of a predetermined value or direction in value that favors the cause of the client, the amount of value estimate, the attainment of a stipulated result, or occurrence of a subsequent event.

6. I have made a personal inspection of the property that is the subject of this report.

7. No one provided significant professional assistance to the person signing this report.

8. I have the appropriate education, experience, and knowledge to complete this assignment competently.

9. My analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the requirements of the Code of Ethics and the Standards of Professional Practice of the Appraisal Institute, and with the Uniform Standards of Professional Appraisal Practice, as promulgated by the Appraisl Standards Board of The Appraisal Foundation.

10. The use of this report is subject to the requirements of the Appraisal Institute relating to the review by its duly authorized representatives.

11. The Appraisal Institute conducts a program of continuing education for its designated members. As of the date of this appraisal, I have completed the requirements under the voluntary continuing education program of the Appraisal Institute.


                                             /s/ Michael E. Vogt
                                             ---------------------------------
                                             Michael E. Vogt, SRPA, SRA
                                             State-Certified General Appraiser
                                             No. AG 9632; expires Dec. 9, 2000

CERTIFICATION

I certify that, to the best of my knowledge and belief:

-    The statements of fact contained in this report are true and correct.

- The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and are my personal, unbiased professional analyses, opinions, and conclusions.

- I have no present or prospective interest in the property that is the subject of this report, and I have no personal interest or bias with respect to the parties involved.

- My compensation is not contingent upon the reporting of a predetermined value or direction in value that favors the cause of the client, the amount of the value estimate, the attainment of a stipulated result, or the occurrence of a subsequent event.

- My analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the Uniform Standards of Professional Appraisal Practice (USPAP) of The Appraisal Foundation, and in conformity with the requirements of the Code of Professional Ethics and the Standards of Professional Appraisal Practice of the Appraisal Institute.

- I aver that I am competent to complete this report in accordance with the competency provisions in the USPAP.

- I have made a personal inspection of the property that is the subject of this report.

- Michael E. Vogt provided significant professional assistance to the person signing this report.

- The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

- As of the date of this report, I, David E. Lane, have completed the requirements under the continuing education program of the Appraisal Institute.


                                      /s/ David E. Lane
                                      ---------------------------------------
                                      DAVID E. LANE, MAI
                                      Certified General Real Estate Appraiser
                                      California Certificate No. AG003106



                              David E. Lane, Inc.
                            Real Estate Appraisers

                                  ATTACHMENT 3
                                                            ITEM # 1
P95-063                         OCTOBER 12, 1995              PAGE 9

-------------------------------------------------------------------------------

                   RESOLUTION NO. 1344

                   ADOPTED BY THE SACRAMENTO PLANNING COMMISSION

                   ON DATE OF SEPTEMBER 28, 1995

                   A RESOLUTION ADOPTING FINDINGS OF
                   FACT AND APPROVING A TENTATIVE MAP
                   TIME EXTENSION FOR PROPERTY LOCATED
                   EAST OF HIGHWAY 5 & SOUTH OF
                   MEADOWVIEW ROAD (P95-063)
                     APN: 052-0010-033, -034, -039, -053 & -054


WHEREAS, the City Planning Commission on September 28, 1995, held a public hearing on the request for approval of a Tentative Map Time Extension at property located at the above described location;

WHEREAS, all governmental and utility agencies affected by the development of the proposed subdivision have been notified an given the opportunity to respond;

WHEREAS, the City Environmental Coordinator has determined that the proposed project will not have a significant effect on the environment, and has provided notice to the public of the preparation of a Negative Declaration.

WHEREAS, the Planning staff has submitted to the City Planning Commission its report and recommendations on the proposed subdivision;

NOW, THEREFORE, BE IT RESOLVED BY THE COMMISSION OF THE CITY OF SACRAMENTO
THAT:

1. The Tentative Map Time Extension for two years (valid through October 29, 1997) is hereby approved based upon the following findings of fact:

                   A.   A Negative Declaration has been
                        prepared in compliance with CEQA,
                        State and City Guidelines, and the
                        City Planing Commission has reviewed
                        and considered the information
                        contained herein.

                                                            ITEM # 1
P95-063                         OCTOBER 12, 1995              PAGE 11

-------------------------------------------------------------------------------




                        and on-site controls shall be implemented.

ADVISORY NOTES:

The following advisory notes are informational in nature and are not a requirement of this Tentative Map.

                   D.   The applicant must comply with the
                        City of Sacramento's Grading, Erosion
                        and Sediment Control Ordinance. This
                        ordinance will require the applicant
                        to prepare erosion and sediment
                        control plans for both during and
                        after construction of the proposed
                        project, prepare preliminary and
                        final grading plans and prepare plans
                        to control urban runoff pollution
                        from the project site during
                        construction.




/S/ILLEGIBLE
---------------------------------
CHAIRPERSON


ATTEST:

/S/Gail Stonehouse
---------------------------------
SECRETARY TO PLANNING COMMISSION
P95-080

                                  EXHIBIT 3-B                           ITEM 6
                                                                        PAGE 13
                                   AMENDED

                             RESOLUTION NO. 91-878

                    ADOPTED BY THE SACRAMENTO CITY COUNCIL

                           ON DATE OF OCT 29 1991

     A RESOLUTION APPROVING TENTATIVE MAP TO SUBDIVIDE 121.4 +/- VACANT ACRES INTO 596 LOTS (451 FOR SINGLE FAMILY, 144 FOR HALF-PLEX AND ONE PARK) FOR PROPERTY LOCATED SOUTH OF MEADOWVIEW ROAD, WEST OF JOHN STILL DRIVE

     (P90-407)  (APN:  052-0010-033, 034, 039, 053, AND 054)

WHEREAS, the City Council on OCT 29 1991, held a public hearing on the request for approval of a tentative map for property located at the above described location;

WHEREAS, all governmental and utility agencies affected by the development of the proposed subdivision have been notified and given the opportunity to respond;

WHEREAS, the Environmental Coordinator has determined that the proposed project will not have the potential to have a significant effect on the environment, and has provided notice to the public of the preparation of a Negative Declaration;

WHEREAS, the City Planning Commission has submitted to the City Council its report and recommendations on the proposed subdivision;

WHEREAS, the City Council has considered the design of the proposed subdivision in relation to feasible future passive or natural heating and cooling opportunities; and

WHEREAS, the City Council has considered the effects that approval of the proposed subdivision would have on the housing needs of the Sacramento Metropolitan area and balances these needs against the public service needs of City residents and available fiscal and environmental resources.

NOW, THEREFORE, BE IT RESOLVED BY THE COUNCIL OF THE CITY OF SACRAMENTO THAT:




--------------------------------------------------------------------------------
                           FOR CITY CLERK USE ONLY

                                                     RESOLUTION NO: 91-878
                                                                   ------------

                                                     DATE ADOPTED: OCT 29 1991
                                                                   ------------

                                                                         ITEM 6
                                                                         PAGE

     B. Prepare a sewer, water and drainage study for the review and approval of the Public Works Department. Construction of these improvements shall be assured to the satisfaction of the Public Works Department prior to filing the first phase or the entire map. Phased or incremental construction may be allowed by the Public Works Department pending the results of the sewer, water, and drainage study. Phased construction may require offsite utility construction;

     C. Applicant shall extend the 54" drain pipe under Manorside Drive or construct a bridge or relocate Manorside Drive to the north to provide for drainage to the satisfaction of the Flood Control and Sewer Division;

     D. Applicant shall pay a fair share contribution toward the drainage study on Sump 33 and 34 as determined by the Flood Control and Sewer Division;

     E. Pursuant to City Code Section 40.1302 (parkland dedication), the applicant shall submit to the City an appraisal of the property to be subdivided and pay the required parkland dedication in-lieu fees. The appraisal shall be dated not more than 90 days prior to the filing of the Final Map;

     F. Submit a soils test prepared by a registered engineer to be used in street design;

     G. Pursuant to City Code Section 40.319-1, the applicant shall indicate easements on the Final Map to allow for the placement of centralized mail delivery units. The specific locations for such easements shall be subject to review and approval of the City Engineer after consultation with the U.S. Postal Service;

     H. Dedicate a standard 12.5-foot public utility easement for underground public utility facilities and appurtenances adjacent to all public ways;

     I. Notice: Property to be subdivided in accordance with this map may be subject to flooding. Interested parties should ascertain whether and to what extent such flooding may occur. The applicable base flood elevations for the property should be reviewed. Base flood elevations are contained in the U.S. Army Corps of Engineers Flood Insurance Study Working Map for the Sacramento Community, dated January 1989, available at the City of Sacramento's Public Works Department, Development Services Division, Room 100, 927 10th Street;



--------------------------------------------------------------------------------
                           FOR CITY CLERK USE ONLY

                                                     RESOLUTION NO.: 91-878
                                                                   ------------

                                                     DATE ADOPTED: OCT 29 1991
                                                                   ------------

                                                                         ITEM 6
                                                                         PAGE

     P. Phased construction will require that 2 points of service for a water distribution system are provided to each phase. Improvements and dedications off-site may be required. City will condemn at developer's expense, if necessary;

     Q. Show all existing easements, width of existing sewer and drainage easements shall be increased to 15 foot minimum;

     R. Dedicate a 70 foot canal right-of-way in fee. Construct chain link fence along canal right-of-way. Dedicate right-of-way in fee for and construct access ramps upstream and downstream at Street "E" and downstream at Manorside Drive.

    *S. Construct bridge at Street "E" over canal, and provide slope easements along Street "E", to the extent such easements are determined to be necessary; provided that the City may eliminate the requirement that the bridge at Road "E" be constructed, or may modify the alignment and location of Road "E" and the bridge, if the City finds that elimination of the bridge or modification of the alignment and location of Road "E" and the bridge is necessary and appropriate, given the nature and scope of development of the property located to the south of the subject site.

     T. Place a note on the final map: The applicant shall provide front yard landscaping and irrigation, as well as rear and side yard fences prior to the final building inspection.

     U. Prior to recordation of the Final Map, applicant shall negotiate with the Sacramento City Unified School District a written agreement in satisfaction of the proposed subdivision's school facilities impacts on the District, as mutually agreed to by the applicant and the District, subject to ratification by the District's Board of Trustees;

     V. Applicant shall construct vertical curb and gutter and paving adjacent to the park site. Applicant shall enter into a reimbursement agreement with the City for frontage improvements adjacent to the park site;

     W. Park site shall not be used for a construction site during construction of all phases;

     X. Street "J" shall be designed to a 27' half street adjacent to subdivision lots and 18' of paving with a vertical curb and gutter adjacent to the park within 23' of right-of-way; and



--------------------------------------------------------------------------------
                           FOR CITY CLERK USE ONLY

                                                     RESOLUTION NO: 91-878
                                                                   ------------

                                                     DATE ADOPTED: OCT 29 1991
                                                                   ------------

                                   EXHIBIT - A                           ITEM 6
                                                                         PAGE
                                   TENTATIVE MAP






                                     [MAP]






                                                      RESOLUTION 91-878

                                                            OCT 29 1991


       P90-407              September 12, 1991                  Item #3

                                     [City Seal]


                                     [Letterhead]

                                     April 2, 1997






Psomas and Associates
2295 Gateway Oaks Drive Suite 250
Sacramento, CA 95833
Attention: Susan Williams


Dear Ms. Williams:

SUBJECT:  DELTA GREENS TENTATIVE MAP (FORMERLY NORTH SHORES ) P95-063; (P083)

Thank you for submitting your revised tentative map for subject project. A revision was necessary because the original tentative map had incorrectly shown the location of the drainage canal, and had failed to show a 30-inch storm drain.

The revised tentative map shall be considered to be in substantial conformance. The following are informational notes:

    1.   All phasing shall be approved at time of plan check.
    2.   A 20-foot maintenance road is required on both sides of canal.
    3. Traffic calming devices on John Still Drive shall be reviewed and may be required at time of plan check.
    4. A total of 534 single family lots are approved as shown on the revised tentative map.

If you have any questions, please contact me at (916) 264-7493.

Sincerely yours,

/s/Jon Blank
JON BLANK
Associate Engineer

JB:dt
JB2-08.B

cc: Dave Brent, Senior Engineer, Utilities
    Dawn Holm, Associate Planner, Planning & Development
    Steve Pyburn, Associate Engineer, Transportation Planning
    Glenn Marshall, Associate Engineer, Entitlements & Special Projects

            QUALIFICATIONS OF MICHAEL E. VOGT, SRPA, SRA

EXPERIENCE

Property types appraised include: Improved commercial, industrial, and retail; residential income; various farms; special-purpose facilities; undeveloped land and sites of many types; single-family residential, and the review of appraisals.

EMPLOYMENT

March 1986 - present: Self-employed independent fee appraiser.

April 1980 - February 1986: Associated with David E. Lane, Inc., Appraisers and Counselors.

August 1978 - March 1980: Fee appraiser and appraiser research assistant.

May 1975 - August 1978: Appraiser II, Yolo County Assessor's Office, Rural and Commercial Departments.

EDUCATION

Formal: B. A. Degree, Economics, 1973; California State University, Sacramento

Appraisal Courses: Dynamics of Office Building Valuation, 1996; Data Confirmation and Verification, 1996; Federal and State Laws and Regulations, 1995; Standards of Professional Practice, 1994, 1990, & 1981; Case Studies, 1989; Rural Valuation, 1983; Basic Valuation Procedures, 1982; Real Estate Principles, 1981; Introduction to Appraising Real Property, 1981; R-2 Examination; 1981; Principles of Income Property Appraisal, 1979; Narrative Report Seminar, 1979. This partial list does not include many appraisal- and real estate-related seminars.

MEMBERSHIPS

SRPA, SRA Member of the Appraisal Institute; designations awarded in 1982.

CERTIFICATION

Certified-General Real Estate Appraiser, OREA-State of California, Identification Number AG 9632; expires December 9, 2000.

OTHER

Current member of the Regional Ethics and Counseling Panel, Appraisal Institute. Chapter President, 1986, Sacramento Chapter No. 101, Society of Real Estate Appraisers; that chapter consolidated with the Appraisal Institute as of 1991. Chairman of the Professional Practice Committee, SREA, from 1987 to 1990. Treasurer, SREA, 1983 to 1985. Past instructor, SREA, Principles of Appraisal.

            QUALIFICATIONS OF MICHAEL E. VOGT, SRPA, SRA

PARTIAL CLIENT LIST

American Real Estate Group; Church of Jesus Christ of Latter Day Saints; County of Placer; County of Sacramento; Fleming Companies, Inc.; First Interstate Bank of California; First Northern Bank; Great American Asset Management; Mr. Steve House, CPA; Imperial Thrift and Loan Association; Mr. Archie Parker, Attorney at Law; Placer Savings and Loan; Sacramento Commercial Bank; Sammis Company; U.S. Bank; Wells Fargo Bank; and, West America Bank.

COUNTIES OF ASSIGNMENTS

Alameda, Amador, Butte, Calaveras, Colusa, Contra Costa, El Dorado, Marin, Napa, Nevada, Placer, Riverside, Sacramento, San Joaquin, Solano, Sonoma, Sutter, Tehama, Tuolumne, Yolo, and Yuba.

EXAMPLE APPRAISAL ASSIGNMENTS

Bradshaw Plaza, Sacramento; proposed 60,000-feet retail center

Braley-Graham Buick, Sacramento; automobile sales and repair facility

Camp Sunshine Mini Storage, Sonora; proposed 42,000-feet facility

Capitol Bank of Commerce, Sacramento; 360,000-feet 18-story office

250 Cleveland Avenue, Sacramento; new 30-unit apartment

Crest Theatre, Sacramento; 1,000-seat historical theater

Esquire Theatre, Sacramento; theater converted to 30,000-feet office

Finnegan's, Sacramento; 8,000-feet dinner-style restaurant

Galt Bingo, Galt; bowling alley converted to bingo parlor

Golden Key Best Western, Auburn; existing 50-room motel

Lodi Motor Lodge, Lodi; proposed 42-room motel

2100 L Street, Sacramento; renovated and remodeled 150,000-feet office

Moore Ranch, Placer County; 3,000-acre transitional farm land

                                QUALIFICATIONS
                           DAVID E. LANE, MAI, CRE

APPRAISAL EXPERIENCE

Mr. Lane has been an independent fee appraiser and counselor since 1965. Real estate appraised has included all types of residential, commercial, industrial, urban, rural, and special purpose property. Mr. Lane has also appraised leasehold estates and easements as well as fee title and is qualified as an appraiser of fixtures and goodwill. Mr. Lane served as the California representative on a nationwide panel to review and create questions for the Certified General Appraiser examination, 1994-1995.

Mr. Lane has appraised property in the following California counties:

Amador         El Dorado      Modoc       San Joaquin     Siskiyou     Tuolumne
Butte          Fresno         Napa        San Mateo       Solano       Yolo
Calaveras      Humboldt       Nevada      Santa Clara     Sonoma       Yuba
Colusa         Lake           Placer      Santa Cruz      Stanislaus
Contra Costa   Lassen         Plumas      Shasta          Suter
Del Norte      Merced         Sacramento  Sierra          Tehama

Mr. Lane has also appraised property in the following states:

STATE OF IDAHO         STATE OF NEVADA      STATE OF UTAH      STATE OF WYOMING
Ada County             Washoe County        Summit County      Laramie County
Bonneville County                                              Sweetwater County

EXPERT WITNESS

Mr. Lane has qualified as an expert witness in real estate valuation in the following courts:

CALIFORNIA SUPERIOR COURTS:     U.S. DISTRICT COURTS:     OTHER COURTS:
Amador         San Francisco      Sacramento               State of Idaho: District Court
Del Norte      San Joaquin        San Francisco              of Bonneville County
El Dorado      Shasta                                      State of Nevada: District
Lake           Solano           BANKRUPTCY COURTS:            Court of Washoe County
Lassen         Sonoma             Sacramento
Los Angeles    Stanislaus         Santa Rosa
Napa           Sutter             San Francisco
Placer         Yolo               Modesto
Sacramento

ARBITRATION

Mr. Lane has acted as arbitrator in numerous cases, including appointment under Section 1273.010 et seq. of the California Code of Civil Procedure.

EDUCATION

Sacramento State College, B.A.: numerous educational seminars and conferences.

MEMBERSHIPS AND LICENSES

Certified General Real Estate Appraiser, State of California, Certificate
  Number AG003106.
CRE Member, American Society of Real Estate Counselors, Certificate Number
  898.
MAI Member, Appraisal Institute, Certificate Number 4186; currently certified under the Appraisal Institute's voluntary continuing education program. Senior Member (SR/WA), International Right of Way Association.
Former State Inheritance Tax Referee, Sacramento County, 1968-1975.
Probate Reference, Sacramento County, effective September 1, 1996.

                           DAVID E. LANE, MAI, CRE

PARTIAL LIST OF CLIENTS

FEDERAL GOVERNMENT:            STATE GOVERNMENT:           COUNTIES:           CITIES:
Internal Revenue Service       Dept. of General Services   Sacramento          Sacramento    Davis
U.S. Air Force                 Dept. of Transportation     Contra Costa        Auburn        Folsom
U.S. Corps of Engineers        The Reclamation Board       Del Norte   Nevada  Lakeport      Lincoln
U.S. Department of Justice                                 El Dorado   Solano  Modesto       Rocklin
U.S. Postal Service            SCHOOL DISTRICTS:           Sonoma      Yolo    Oroville      Roseville
                               Sacramento      Davis       Yuba                Plymouth
REDEVELOPMENT AGENCIES:        Bowman          Eureka                          Santa Rosa
Sacramento      Redding        Elk Grove       Folsom      OIL COMPANIES:      Sebastopol
Crescent City   Napa           Lincoln Grant               Chevron, U.S.A.     Vacaville
Santa Rosa                     Natomas         Robla       Shell Oil           West Sacramento
Suisun City                    Rocklin         San Juan    Texaco, Inc.        Las Vegas, Nevada
Boise, Idaho                   Washington      Winters     Union Oil           Rock Springs, Wyoming
Idaho Falls, Idaho             Woodland
Cheyenne, Wyoming


OTHER PUBLIC BODIES:

American River Fire Protection District        Roseville Community Hospital
American River Flood Control District          Sacramento Municipal Utility District
Arcade Creek Recreation and Park District      Sacramento-Placerville Transportation Corridor
Elk Grove Community Services District            Joint Powers Authority
Napa Sanitation District                       Sacramento Regional Transit District
Northridge Water District                      South Yuba Water District
PERS                                           Trucker-Donner Recreation and Park; District
Rancho Murieta Community Services District     University of California, Berkeley Foundation
Reclamation District No. 1000                  Western Regional Sanitation Landfill Authority
Regents of the University of California

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
INSURANCE & TITLE COMPANIES:

Allstate Insurance                     First American Title Company       State Farm
California Fair Plan Association       Founders Title Company             Ticor
California Mutual Insurance Company    Hudson Company                     Transamerica Title Company
Chicago Title Insurance Company        Lawyers Title                      Underwriters Adjusting Company
CNA Insurance                          Placer Title Company               Western Title Company
Fidelity Title

NATIONAL OR INTERNATIONAL COMPANIES:

American Recreation Centers            Granite Rock Company               Montgomery Ward
Amerigas                               Grossman's                         Morrison Homes
Bergen Brunswig                        Hazama USA Corp                    Nissan
British-American Bingo                 Koll Company                       Perma-Bilt
Campbell Soup                          Koppers, Inc.                      Pacific Scene
CB Commercial                          Lerner Company                     Procter & Gamble
Centennial Group, Inc.                 Levitz, Corporation                J.E. Robert Companies
Circle K                               Liquid Air, Inc.                   Southern Pacific Railroad
Clarklift-West                         Lockwood-Ames                      Syufy Enterprises
Copley Real Estate Advisors            Lone Star Industries               Trust for Public Lands
Cowell Foundation                      Lucky Stores                       Union Carbide
Dairy Queen                            Mazda                              Union Pacific Railroad
Denver & Rio Grande Railroad           MCI                                U.S. Home
Diamond International                  Marley Tile                        Walgreen's
Ford Motor Company                     McDonald's Corporation             Wenco Corporation
Foremost McKesson                      McDonnell-Douglas Corporation      Winchell Donuts
General Electric Investment Corp.      Mitsubishi Corporation

                           DAVID E. LANE, MAI, CRE

LOCAL ENTITIES:

AKT Development                       James J. Cordano Co.                Red Cross
Baptist Church                        Joe Benvenuti                       RJB Company
Bel Air Markets                       KCS Development                     Roman Catholic Bishop
California Farm Bureau                KVIE                                Sacramento Board of Realtors
California School Boards Association  Kimmel Construction, Inc.           Sacramento Dental Associates
Camray                                L & P Land & Development            Sacramento Sports Association
Castle & Crown                         (now Parker Development Co.)       Salvation Army
Cemo Development                      League of California Cities         Separovich-Domich Co.
Christ Unity Church                   Lexington Homes                     Stanford Ranch
Continental-Heller Construction Co.   Lukenbill Enterprises               Sterling Homes
Crocker Development                   Meeks Building Centers              Sutter Health
Dame Construction                     Nelson-Rodgers Company              The Sacramento Bee
Daru Development                      Odd Fellow Association              The Sacramento Union
Downtown Plaza Associates             Ose Properties                      Teichert Land Co.
Duke Development                      Pacific Coast Building Products     Thomson-Diggs
East Lawn Mortuary                    Pacific Gas and Electric            United Way
Fox & Craskadon                       Planning & Conservation League      University of the Pacific (McGeorge
Granite Construction Company          Rancho Murieta Properties, Inc.       School of Law)
Grupe

ATTORNEYS:

Allen, Matkins, Leck, Gamble &        Greve Clifford Wengel & Paras      Orrick Herrington & Sutcliffe
  Mallory                             Hogan & Hartson                    Porter Scott Weiberg & Delehant
Boutin Lassner Gibson Perry &         Hoge Fenton Jones & Appel          Ramsey Morrison Keddy & Wallis
  Delehant                            Hyde Miller & Owen                 Robinson & Wood Inc.
Brenton A. Bleier Law Office          Kronick Moskovitz Tiedemann &      Schei Pendergast & Collins
Brobeck Phleger & Harrison              Girard                           Sheppard Mullin Richter &
Burger & Flaherty                     Lillick & Charles                    Hampton
de la Vergne & McMurry                Loeb & Loeb                        Trainor, Robertson, Smits & Wade
Diepenbrock Wulff Plant               McDonald Carano Wilson McCune      Tobin & Tobin
  & Hannegan                            Bergin Frankovich & Hicks        Wilke Fleury Hoffelt Gould &
Downey Brand Seymour & Rohwer         McDonough Holland & Allen            Birney
Friedman & Collard

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
FINANCIAL INSTITUTIONS:

American Savings                  Consolidated Credits Bank, Limited    Mercantile Bank
Bank of America                   FDIC                                  Metrobank
Bank of California                Fireman's Fund                        Mitsubishi Bank
Bank of San Francisco             First Commercial Bank                 Nationwide Bank
Bank of Tokyo                     First Northern Bank                   Nova Scotia Bank
Bank of the West                  Fort Worth National Bank              Point West Bank
Bay View Federal Savings & Loan   Great American Bank                   Prudential-Bache
California Federal Bank           Great American First Savings          River City Bank
California Security Bank            Bank                                San Francisco Federal Savings &
Capital Federal Savings & Loan    Home Savings of America                 Loan
Capitol Bank of Commerce          Lake Savings & Loan                   State Savings & Loan
Central Bank                      Manufacturers Bank                    Wells Fargo Bank
Coast Federal Bank                Mather Federal Credit Union           Westamerica Bank
CoBank                            Merator Savings Bank                  Western Sierra National Bank
Commerce Security Bank